Exhibit 99.1

KCI Board of Directors Authorizes $100 Million Share Repurchase Program

SAN ANTONIO — (BUSINESS WIRE) — October 22, 2008 — Kinetic Concepts, Inc. (NYSE:KCI) today announced that its Board of Directors has authorized an investment of up to $100 million for the repurchase of its common stock as part of a new share buyback program through the third quarter of 2009.  KCI intends to opportunistically purchase the common stock in open market transactions or in negotiated transactions.

About KCI

Kinetic Concepts, Inc. (NYSE: KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI’s success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing – and the lives – of patients around the world.

KCI’s three primary businesses include:

Advanced Wound Care – Includes KCI’s proprietary Vacuum Assisted Closure®, or V.A.C.® Therapy System, which has been clinically demonstrated to promote wound healing through unique mechanisms of action while reducing the overall cost of treating patients with complex wounds.

Regenerative Medicine – Represented by KCI’s LifeCell business and includes tissue-based products for use in reconstructive, orthopedic and urogynecologic surgical procedures to repair soft tissue defects.

Therapeutic Support Systems – Includes specialty hospital beds, mattress replacement systems and overlays designed to address pulmonary complications associated with immobility, to reduce skin breakdown and assist caregivers in the safe and dignified handling of patients of size.

The Company employs approximately 7,000 people and markets its products in more than 20 countries.  For more information about KCI, and how its products are changing the practice of medicine, visit www.kci1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's intent regarding its share repurchase program.  These forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current expectations, such as changes in the demand for the V.A.C. resulting from increased competition, in payer reimbursement policies or in our ability to protect our intellectual property. All information set forth in this release is as of October 22, 2008.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information will also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, which will be filed with the SEC in early November 2008.

FOR MORE INFORMATION CONTACT:

Investor Relations:
Rich Cockrell, 210-255-6331
rich.cockrell@kci1.com

Media Relations:
Kristie Madara, 210-255-6232
kristie.madara@kci1.com